Exhibit 99.1

Reed’s® Reports Preliminary Unaudited Fourth Quarter and Full Year 2021 Results

- Preliminary Q4 2021 Net Revenue up 19% to Approximately $12.7 Million -

- Preliminary FY 2021 Net Revenue up 19% to Approximately $49.6 Million -

- Reed’s Issues 2022 Net Sales Outlook of $59-$62 Million with Approximately 30% Gross Margin -

Norwalk, CT, (February 14, 2022) — Reed’s, Inc.® (NASDAQ: REED) (“Reed’s” or the “Company”), owner of the nation’s leading portfolio of handcrafted, all-natural ginger beverages, is providing select preliminary unaudited financial results for the three months and full year ended December 31, 2021.

“We continued to drive solid growth during our fourth quarter led by strong demand across our portfolio of products, particularly Reed’s Ginger Ale, Ginger Beer, as well as the Virgil’s portfolio,” said Norman E. Snyder, CEO of Reed’s, Inc. “We also continued to navigate the challenging supply chain environment and benefitted from various cost saving initiatives implemented last year. However, we did face adverse conditions at the end of the quarter, including higher packaging costs, tolling fees, ingredient pricing and ocean freight, all of which impacted gross margin.

“We have since experienced a recovery in gross margin through the first half of Q1 and expect further improvements heading into Q2 as we transition to a new label supplier and co-packer. In fact, we have already secured our entire 2022 supply of cans. In addition, we are in the process of implementing price increases across our portfolio of products. We will continue to evaluate all raw material suppliers and respective input costs, while closely monitoring the impact of inflation so that we can take further measures where necessary to improve our margin performance.

“Despite supply chain and logistics disruption coupled with unprecedented inflationary pressure, we continued our streak of eight consecutive quarters of year-over-year net sales growth. We executed on multiple key growth initiatives in 2021 and our annual revenue results were in-line with our raised guidance in Q3. We leveraged our brand equity and innovation in the ginger category to accelerate growth of Reed’s Ginger Ale, where sales nearly tripled from 2020. We also entered the fast-growing RTD alcohol category with the launch of Reed’s Classic Mule, which has received excellent customer feedback and experienced strong sell-through.”

Preliminary Q4 2021 Financial Highlights (vs. Q4 2020):

●	Net revenue is expected to increase approximately 19% to $12.7 million.
●	Gross profit is expected to be approximately $2.6 million compared to $3.5 million, with gross margin expected to be approximately 20.6% compared to 32.7%.
●	Operating loss is expected to range between $(3.9) million and $(4.2) million compared to $(2.7) million.
●	Modified EBITDA is expected to range between $(3.4) million and $(3.7) million compared to $(2.6) million.

Preliminary FY 2021 Financial Highlights (vs. FY 2020):

●	Net revenue is expected to increase approximately 19% to $49.6 million.
●	Gross profit is expected to increase approximately 7% to $13.6 million, with gross margin expected to be approximately 27.5% compared to 30.7%.
●	Operating loss is expected to range between $(15.5) million and $(15.8) compared to $(8.6) million.
●	Modified EBITDA is expected to range between $(13.0) million and $(13.3) million compared to $(6.8) million.

Mr. Snyder continued: “Looking ahead, we plan to continue executing on our various growth initiatives to deliver another strong year of results in 2022. We expect to lead the industry in ‘all things Ginger’ with accelerating growth in the RTD alcohol category through Reed’s Classic Mule and the upcoming launch of Reed’s Hard Ginger Ale. We will also drive growth through Reed’s Ginger Ale and our newly restaged Virgil’s Zero Sugar line. We plan to continue navigating the volatile supply chain environment and firmly believe that the best days for Reed’s are ahead of us.”

FY 2022 Financial Outlook

Reed’s expects 2022 net sales to range between approximately $59-62 million, reflecting growth of approximately 20-25% from 2021. The Company also expects gross margin in 2022 to be approximately 30% compared to 27.5% in 2021.

In addition, management is implementing a series of cost saving initiatives to offset higher freight costs such as prioritizing direct shipments, selling a greater mix of cans as opposed to bottles, establishing minimum order quantities, restructuring third-party logistics agreements, and optimizing distribution center locations. These cost saving initiatives are expected to result in improved modified EBITDA in fiscal 2022.

Cautionary Note Regarding Preliminary Financial Information, Financial Guidance and Growth

This release should be read in conjunction with the financial statements and management’s discussion and analysis (“MD&A”) included in the Company’s filings with the Securities and Exchange Commission (“SEC”), as well as the matters discussed under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2020 as updated by the Company’s filings with the SEC. The audited annual consolidated financial statements of the Company for the year ended December 31, 2021 and related MD&A are expected to be released on or before March 31, 2022.

Preliminary financial information, financial guidance and growth disclosure have been prepared by management based on information available to it as of the date hereof and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. Estimated preliminary results are subject to completion of our customary quarterly and annual financial closing and audit and review procedures and are not comprehensive statements of our financial results for the three months and fiscal year ended December 31, 2021 and are subject to adjustments as a result of such procedures. In addition, preliminary financial information and growth disclosure is not necessarily indicative of the results to be achieved in any future period. As a result, actual results may differ materially from the preliminary results shown above and will not be publicly available until the Company reports its fourth quarter and full year fiscal 2021 results in March 2022. In addition, this preliminary financial information and guidance is not necessarily indicative of the results to be achieved in any future period. Our financial statements and related notes as of and for the fiscal year ended December 31, 2021 is expected to be filed with the SEC during March of 2022.

Reed’s 2022 guidance reflects year-to-date and expected future business trends and includes impacts of COVID-19 on the supply chain and logistics as of the date hereof. New supply chain challenges that may develop and further potential inflation cannot be reasonably estimated and are not factored into current fiscal 2022 guidance. These risks could materially impact our ability to access raw materials, production, transportation and/or other logistics needs.

We include Modified EBITDA for the reasons as described under the heading “Modified EBITDA” below. We encourage you to review our financial information in its entirety and not rely on a single financial measure.

We have provided a range for the preliminary results described above primarily because our financial closing procedures for the month and quarter ended December 31, 2021 are not yet complete. As a result, there is a possibility that our final results will vary from these preliminary estimates. We currently expect that our final results will be within the ranges described above. It is possible, however, that our final results will not be within the ranges we currently estimate.

About Reed’s, Inc.

Reed’s, Inc. is an innovative company and category leader that provides the world with high quality, premium and naturally bold™ better-for-you beverages. Established in 1989, Reed’s Inc. is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron® brand names. The company’s beverages are now sold in over 45,000 stores nationwide.

Reed’s is known as America’s #1 name in all-natural, ginger-based beverages. Crafted using real ginger and premium ingredients, the Reed’s portfolio includes ginger beers, ginger ales, ready-to-drink ginger mules, ginger shots, and ginger candies. The brand has recently successfully expanded into the zero-sugar segment with its proprietary, all-natural sweetener system.

Virgil’s® is an award-winning line of craft sodas, made with the finest natural ingredients and without GMOs or artificial preservatives. The brand offers an array of great tasting, bold flavored sodas including Root Beer, Vanilla Cream, Black Cherry, Orange Cream, and more. These flavors are also available in nine zero sugar varieties which are naturally sweetened and certified ketogenic.

Flying Cauldron® is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage aficionados, Flying Cauldron is made with all-natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, caffeine, or GMOs.

For more information, visit drinkreeds.com, virgils.com and flyingcauldron.com.

Modified EBITDA

In addition to our GAAP results, we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, and one-time restructuring-related costs including employee severance and asset impairment.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and include our expectations with respect to preliminary financial results for the three months and full year ended December 31, 2021, financial guidance for fiscal year 2022 and growth disclosure. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties, and assumptions, many of which involve factors or circumstances that are beyond our control. Reed’s 2022 guidance reflects year-to-date and expected future business trends and includes impacts of COVID-19 on the supply chain and logistics as of the date hereof. New supply chain challenges that may develop and further potential inflation cannot be reasonably estimated and are not factored into current fiscal 2022 guidance. These risks could materially impact our ability to access raw materials, production, transportation and/or other logistics needs.

Financial guidance should not be viewed as a substitute for full financial statements prepared in accordance with GAAP.

If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, Reed’s actual results could differ materially from the results expressed or implied by the forward-looking statements we make, including our ability to achieve our targets for the fiscal year ending December 31, 2022. The risks and uncertainties referred to above include, but are not limited to: risks associated with current economic uncertainties tied to the COVID-19 pandemic, including but not limited to its effect on customer demand for the our products and services and the impact of potential delays in supply of product inputs and customer payments; risks associated with new product releases; the impacts of further inflation; risks that customer demand may fluctuate or decrease; risks that we are unable to collect unbilled contractual commitments, particularly in the current economic environment; our ability to compete successfully and manage growth; our need for significant capital; our ability to develop and expand strategic and third party distribution channels; our dependence on third party suppliers, brewers and distributors risks related to our international operations; our ability to continue to innovate; our strategy of making investments in sales to drive growth; increasing costs of fuel and freight, protection of intellectual property; competition; general political or destabilizing events, including war, conflict or acts of terrorism; the effect of evolving domestic and foreign government regulations, including those addressing data privacy and cross-border data transfers; and other risks detailed from time to time in Reed’s public filings, including Reed’s annual report on Form 10-K filed on March 30, 2021 and subsequent reports filed with the Securities and Exchange Commission, which are available on the Securities and Exchange Commission’s web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. Reed’s assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Relations Contact

Elevate IR

ir@reedsinc.com

720.330.2829